Exhibit 99.1
                               [GRAPHIC OMITTED]

                          OCWEN ASSET INVESTMENT CORP.

FOR IMMEDIATE RELEASE               FOR FURTHER INFORMATION CONTACT:
                                        MARK S. ZEIDMAN
                                        SR. VICE PRESIDENT & CFO
                                        T: (561) 682-8600
                                        E: MZEIDMAN@OCWEN.COM

                          OCWEN ASSET INVESTMENT CORP.
              ANNOUNCES AN INCREASE IN TENDER OFFER CONSIDERATION,
        EXTENSION OF TENDER OFFER AND AGREEMENT WITH CERTAIN BOND HOLDERS

WEST PALM BEACH, FL - (December 8, 2000) Ocwen Asset Investment Corp., a wholly-owned subsidiary of Ocwen Financial Corporation (NYSE:OCN), announced today the increase of the Tender Offer Consideration in its tender offer and consent solicitation with respect to all of its 11 1/2% Redeemable Notes Due 2005 to $872.50 per $1,000 principal amount (or 87.25% of the principal amount), plus accrued and unpaid interest to, but not including, the Payment Date. The tender offer and consent solicitation are being made pursuant to the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated November 14, 2000, as supplemented by the Supplement dated December 8, 2000 (the "Statement"). Additionally, the Company announced that the Expiration Date of the tender offer and consent solicitation has been extended until 5:00 p.m., New York City time, on December 21, 2000. The Company has been informed by Wells Fargo Bank Minnesota, National Association, the Depositary for the tender offer and consent solicitation, that there have been no Notes tendered as of 5:00 p.m., New York City time, December 7, 2000.

The Company has entered into agreements with Holders of approximately $66.16 million (or 66.6%) in aggregate principal amount of Notes who have agreed to tender and deliver Consents with respect to such Notes by 5:00 p.m., New York City time, on the date of the Supplement (December 8, 2000). The Consents of these Holders will constitute the Requisite Consents necessary to approve the Proposed Amendments. As soon as the Requisite Consents have been obtained, the Company intends to execute the Supplemental Indenture implementing the Proposed Amendments. The Supplemental Indenture will not become operative unless and until validly tendered Notes are accepted for payment by the Company. The Proposed Amendments would eliminate substantially all of the covenants in the Indenture, other than the covenants to pay interest on and principal of the Notes when due and covenants specifically required by the Trust Indenture Act of 1939, as amended, and would eliminate all of the events of default other than those related to the payments of amounts due on the Notes.

Consummation of the offer, and payment of the Tender Offer Consideration, is subject to satisfaction of various conditions described in the Statement.

Friedman, Billings, Ramsey & Co., Inc. is the Dealer Manager and Solicitation Agent and Wells Fargo Bank Minnesota, National Association, is the Depositary Agent for the tender offer and consent solicitation.

Ocwen Financial Corporation is a financial services company headquartered in West Palm Beach, Florida. The Company's primary businesses are the servicing and resolution of subperforming and nonperforming residential and commercial mortgage loans. Ocwen also specializes in the related development of loan servicing technology and software for the mortgage and real estate industries. Additional information about Ocwen Financial Corporation is available at WWW.OCWEN.COM.

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